Exhibit 99.1

FOR IMMEDIATE RELEASE

PRESS RELEASE

CSG International Selects Brian Shepherd

as President of Global Broadband, Cable and Satellite Business

Continued Investment in Talent and Technology Innovation to Expand CSG’s Leadership Position

ENGLEWOOD, Colo. (Feb. 29, 2016) — CSG International (NASDAQ: CSGS), a global provider of interactive transaction-driven solutions and services, announces the appointment of Brian Shepherd as executive vice president of CSG International and president of its Global Broadband, Cable and Satellite business.

In this role, Shepherd will focus on accelerating the growth and strategic direction of CSG’s global broadband, cable and direct broadcast satellite business, where CSG has served as a trusted partner to the largest companies in the industry for more than 30 years.

“The pace of change and innovation in our industry has never been faster,” said Shepherd.  “Our customers are leading the digital transformation fueled by broadband availability, innovative new services and the proliferation of devices. CSG will continue to invest in and support the future success of our valued customers.”

Through the addition of Brian Shepherd, CSG deepens its investment in applying the best talent and technologies to the unique needs of the cable industry.

“Globally, the video and entertainment industry is transforming its business to better serve the mobile, digital consumer.  Now, more than ever, operators need new strategies and solutions that will allow them to expand relationships with existing and new consumers, and empower consumers to take their video content with them wherever they go, across all devices,” said Bret Griess, president and chief executive officer of CSG International.  “The combination of a proven and trusted industry leader like Brian and CSG’s unrivalled domain expertise in the cable and satellite markets will enable us to continue to deliver exceptional business outcomes to cable operators around the world.”

Shepherd brings a wealth of communications industry experience to CSG as well as extensive domestic and international sales, customer and product management and strategy expertise from leadership positions at TeleTech, Amdocs, DST Innovis, and McKinsey & Company.  While at Amdocs, Shepherd held senior executive roles leading the company’s Broadband Cable & Satellite, North American Communications and Interactive divisions until becoming a member of the executive management team in 2010, responsible for the company’s broadband cable, financial services, global marketing and corporate strategy and merger and acquisition units.  Mr. Shepherd received his Masters of Business Administration from Harvard Business School.

For more information on Brian Shepherd, please visit our website.

About CSG International

CSG Systems International, Inc. (NASDAQ:CSGS) is a market-leading business support solutions and services company serving the majority of the top 100 global communications service providers, including leaders in fixed, mobile and next-generation networks such as AT&T, Charter Communications, Comcast, DISH, Orange, Reliance, SingTel Optus, T-Mobile, Telefonica, Time Warner Cable, Vodafone, Vivo and Verizon. With over 30 years of experience and expertise in voice, video, data and content services, CSG International offers a broad portfolio of licensed and Software-as-a-Service (SaaS)-based products and solutions that help clients compete more effectively, improve business operations and deliver a more impactful customer experience across a variety of touch points. For more information, visit our website at www.csgi.com.

Contacts:

Elise Brassell

Public Relations and Social Media

CSG International

+1 (303) 804-4962

Elise.brassell@csgi.com

Liz Bauer

Investor Relations

CSG International

+1 (303) 804-4065

Liz.bauer@csgi.com